Exhibit 10.42

CERTAIN INFORMATION IDENTIFIED BY “[***]” HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

October 9, 2024

Thomas Trimarchi

Sent Via Email

Re: BridgeBio Services, Inc. Employment

Dear Tom:

Consistent with your recent appointment as President and Chief Operating Officer of BridgeBio Services, Inc. (the “Company”), this letter agreement confirms the Company’s agreement to provide you a cash severance opportunity upon certain types of terminations of your employment with the Company.

For good and valuable consideration, the receipt of which is hereby acknowledged, you and the Company hereby agree as follows:

1.
In your role as President and Chief Operating Officer, reporting directly to Neil Kumar, the Company’s Chief Executive Officer, you are responsible for driving operational excellence, strategic planning, and overall business success at the Company. You are leading cross-functional activities to develop a centralized operation across the Company’s late-stage pipeline, with a focus on prioritizing efficiency, rigor, and scale. Currently, your direct responsibilities include FP&A, accounting, human resources, facilities, information technology, investor relations, communications, policy, advocacy, and various centralized R&D functions as deemed appropriate by Dr. Kumar.
2.
Your position is a full-time, exempt position and you will be required to devote 100% of your full working time and efforts to the business and affairs of the Company. During your employment with the Company, you will not engage in any other outside employment, consulting or other business activity (whether full-time or part-time) without the Company’s written consent, which shall not be unreasonably withheld. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

3.
You and the Company understand that you are an “at-will” employee. You are not being offered employment for a definite period of time, and either you or the Company may terminate the employment relationship at any time and for any reason, with or without cause or prior notice. Any contrary representations that may have been made to you are superseded by this letter agreement.
4.
In the event you are terminated by the Company without Cause or if you resign for Good Reason, subject to you signing a general release of claims in favor of the Company and all related persons and entities (the “Release”) that becomes irrevocable within sixty (60) days following the termination date (or such shorter period set forth in the Release), the Company agrees to (i) pay you a lump sum payment equal to nine (9) months of your then-base salary and (ii) pay directly to the carrier the full amount of your COBRA premiums on your behalf for your continued coverage under the Company’s group health plans, including coverage for your eligible dependents, until the earliest of (a) nine (9) months following the termination date of your employment, (b) the expiration of your eligibility for the continued coverage under COBRA, or (c) the date you become eligible to participate in a subsequent employer’s health plan.
5.
In the event you are terminated by the Company without Cause or if you resign for Good Reason, upon or within twelve (12) months after a Sale Event, subject to you signing a Release, the Company agrees to (i) pay you a lump sum payment equal to (a) twelve (12) months of your then-base salary, and (b) your then-annual target bonus; and (ii) pay directly to the carrier the full amount of your COBRA premiums on your behalf for your continued coverage under the Company’s group health plans, including coverage for your eligible dependents, until the earliest of (a) twelve (12) months following the termination date of your employment, (b) the expiration of your eligibility for the continued coverage under COBRA, or (c) the date you become eligible to participate in a subsequent employer’s health plan. For the avoidance of doubt, in no event will you be eligible to receive more than one bonus related to work performed in the year in which the termination date occurs.
6.
The lump sum payments to you described in Paragraphs (4) and (5) above shall be made within 60 days following the effective date of the Release; provided that if the 60-day period following the termination date begins in one calendar year and ends in a second calendar year, the lump sum payment shall be made in the second calendar year and no later than the last day of such 60-day period.
7.
Each of the terms “Cause”, “Good Reason” and “Sale Event” used above is as defined in the BridgeBio Pharma, Inc. Change in Control Policy [***].
8.
This letter agreement, your Offer Letter, dated April 16, 2018, and the Proprietary Information and Inventions Agreement that you previously executed and reaffirmed on September 9, 2024, constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company.

9.
Although your job duties, title, reporting relationship, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, this letter agreement, as well as the “at will” nature of your employment, may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).
10.
This letter agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

To accept the terms of this letter agreement, please sign and date below and return it to me at your earliest convenience.

Very truly yours,

BRIDGEBIO SERVICES, INC.

/s/ Neil Kumar

Neil Kumar

Chief Executive Officer

Accepted and agreed:

/s/ Thomas Trimarchi October 10, 2024

Thomas Trimarchi Date